Exhibit 99.1

Zedge Announces First Quarter Fiscal 2018 Results

New York, NY & Trondheim, Norway – December 12, 2017: Zedge, Inc. (NYSE AMERICAN:ZDGE) today announced results for the first quarter of its fiscal year 2018, the three months ended October 31, 2017.

First Quarter FY 2018 Operational and Financial Highlights

(Results are for the 1st quarter FY 2018 and are compared to the 1st quarter FY 2017 except where otherwise noted.)

■	MAU (Monthly Active Users) for the last 30 days of the quarter increased 5.7% to 33.4 million from 31.6 million in the comparable period of 2017 with growth across all regions, globally;

■	Total installs at October 31, 2017 increased 25.3% to 288.8 million from 230.5 million;

■	Quarterly revenue increased 11.6% to $2.66 million from $2.38 million;

■	Average revenue per MAU derived from our apps (ARPMAU) increased 9.9% for the quarter to $0.0256 from $0.0233, the fourth consecutive quarter of improvement;

■	Selling, General and Administration (SG&A) expense increased 69.3% to $2.97 million from $1.76 million, primarily attributable to the one-time costs of $465 thousand incurred in connection with the Freeform acquihire and the severance of $191 thousand associated with the reduction in workforce, as well as a $200 thousand SkatteFUNN credit recorded in Q1 FY 2017 that related to prior periods. Excluding the one-time costs and adjustments, SG&A increased 18.4% to $2.32 million from $1.96 million, mainly due to increase in headcount from 59 at October 31, 2016 to 69 at October 31, 2017;

■	Loss from operations during the 1st quarter of FY 2018 was $833 thousand, compared to income from operations of $113 thousand. Excluding one-time costs and adjustments discussed above, loss from operations would have been $177 thousand compared to an operating loss of $87 thousand;

■	Net loss per diluted share of $0.08 in the 1st quarter of FY 2018 compared to net income per diluted share of $0.02;

■	Beta launch of Zedge Premium, a marketplace for professional artists that want to promote and monetize their art within Zedge, on iOS earlier today.

Management Remarks

“Q1 2018 was a strong quarter for Zedge with improvement in key fundamentals including revenue, user growth and ARPMAU. Earlier today, we announced the beta launch of Zedge Premium, a marketplace for professional artists that want to promote and monetize their creations to our customer base. This beta, currently available on iOS, opens the door for recruiting artists accustomed to selling their art. After a successful beta, we will make Zedge Premium available on Android as well, allowing artists to promote to our 33 million MAU, and assisting us in adding new users and introducing new monetization layers into the app,” said Tom Arnoy, CEO.

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“It is gratifying to return to growth and see that our focus on the core user experience is working. With both MAU and revenue, two of our key performance indicators, up on a year-over-year basis 5.7% and 11.6% respectively, we are going to continue investing in initiatives that improve user experience and expand revenues.

“We are pleased that we were able to launch Zedge Premium on schedule and our launch partners are excited by the potential of where we can go with this. Over the coming months, we will iterate to improve the overall experience, build out both our Android and iOS offerings and focus on enlisting creators.”

Jonathan Reich, CFO and COO of Zedge, said, “We are encouraged by the positive momentum of Q1 and will continue focusing on growth while managing our cost structure with discipline. We are pleased that loss from operations, after backing out the Freeform acquihire and restructuring costs, was $177,000 compared to a loss of $264,000 last quarter.”

Financial Results by Quarter (in thousands of USD, other than ARPMAU)

	Q1 FY ’18	Q1 FY ’17	Delta	% Change	Q1 FY ’18	Q4 FY ’17	Delta	% Change
Revenues	$2,659	$2,383	$276	11.6%	$2,659	$2,547	$112	4.4%
Direct Cost Of Revenue	$372	$367	$5	1.4%	$372	$381	$(9)	(2.4%)
Total SG&A	$2,973	$1,756	$1,217	69.3%	$2,973	$2,247	$726	32.3%
Depreciation & Amortization	$157	$138	$19	13.8%	$157	$156	$1	0.6%
Other Operating (Income)/Expense	$(9)	$9	$(18)	(200%)	$(9)	$27	$(36)	(133.3%)
(Loss) Income From Operations	$(833)	$113	$(946)	(837.2%)	$(833)	$(264)	$(569)	215.5%
Net (Loss) Gains From FX & Other	$(1)	$52	$(53)	(101.9%)	$(1)	$60	$(61)	(101.7%)
(Benefit From) Provision For Income Taxes	$(14)	$1	$(15)	(1,500%)	$(14)	$4	$(18)	(450%)
Net (Loss) Income	$(820)	$163	$(983)	(603.1%)	$(820)	$(208)	$(612)	294.2%
Diluted (Loss) Earnings Per Share	$(0.08)	$0.02	$(0.1)	(500%)	$(0.08)	$(0.02)	$(0.06)	300.0%
Total Current Assets Less Total Current Liabilities	$4,243	$6,196	$(1,953)	(31.5%)	$4,243	$5,125	$(882)	(17.2%)
MAU (Million)	33.4	31.6	1.8	5.7%	33.4	31.7	1.7	5.4%
Total Installs (Million)	288.8	230.5	58.3	25.3%	288.8	273.7	15.1	5.5%
ARPMAU	$0.0256	$0.0233	$0.0024	9.9%	$0.0256	$0.0255	$0.0001	0.4%

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Earnings Announcement and Supplemental Information

Zedge will host a conference call at 5:00 PM ET today, December 12, beginning with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To participate in the call, please dial toll-free 1-888-317-6003 (from the U.S.) or 1-412-317-6061 (outside the U.S.) at least five minutes before the 5:00 PM Eastern start, ask for the Zedge earnings conference call, and enter the conference ID: 9414063.

The call will also be webcast through this URL: https://services.choruscall.com/links/zdge171212C8rjqToL.html

Following the call and continuing through Tuesday, December 19th, a call replay will be available through the Zedge investor relations website and by dialing 1-877-344-7529 (US toll free), or 1-412-317-0088 (international) and entering the replay access code: 10114492.

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge is a content platform, and global leader in smartphone personalization, with more than 288 million app installs and 33 million monthly active users. People use Zedge to make their smartphones more personal; to express their emotions, tastes and interests using wallpapers, icons, widgets, ringtones and more. The Zedge platform enables brands, artists and creators to share their smartphone personalization content with their fans in order to extend their reach, reinforce their message and gain valuable insight into how customers interact with their content.

Contact:

Jonathan Reich

ir@zedge.net

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ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 31,	July 31,
	2017	2017
	(in thousands, except par value)
Assets
Current assets:
Cash and cash equivalents	$4,163	$4,580
Trade accounts receivable, net of allowance for doubtful accounts of $0 at October 31, 2017 and July 31, 2017	1,898	1,712
Prepaid expenses	300	315
Other current assets	272	427
Total current assets	6,633	7,034
Property and equipment, net	3,005	2,678
Goodwill	2,437	2,518
Other assets	296	301
Total assets	$12,371	$12,531
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$155	$33
Accrued expenses	2,173	1,840
Due to IDT Corporation	63	36
Total current liabilities	2,391	1,909
Total liabilities	2,391	1,909
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at October 31, 2017 and July 31, 2017	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,442 and 9,123 shares issued and outstanding at October 31, 2017 and July 31, 2017, respectively	92	91
Additional paid-in capital	21,760	21,446
Accumulated other comprehensive loss	(721)	(584)
Accumulated deficit	(11,156)	(10,336)
Total stockholders’ equity	9,980	10,622
Total liabilities and stockholders’ equity	$12,371	$12,531

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ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three Months Ended
	October 31,
	2017	2016
	(in thousands, except per share data)

Revenues	$2,659	$2,383
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	372	367
Selling, general and administrative	2,973	1,756
Depreciation and amortization	157	138
Write-off of capitalized software and technology development costs	-	9
(Loss) income from operations	(842)	113
Interest and other income	9	1
Net (loss) gain resulting from foreign exchange transactions	(1)	50
(Loss) income before income taxes	(834)	164
Benefit from (provision for) for income taxes	14	(1)
Net (loss) income	(820)	163
Other comprehensive (loss) income:
Changes in foreign currency translation adjustment	(137)	73
Total other comprehensive (loss) income	(137)	73
Total comprehensive (loss) income	$(957)	$236
(Loss) earnings per share attributable to Zedge, Inc. common stockholders:
Basic	$(0.08)	$0.02
Diluted	$(0.08)	$0.02
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	9,658	9,261
Diluted	9,658	10,458

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ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	October 31,
	2017	2016
	(in thousands)
Operating activities
Net (loss) income	$(820)	$163
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	157	138
Deferred income taxes	1	5
Stock-based compensation	73	27
Stock issued to FreeForm noteholders	242	-
Change in assets and liabilities:
Trade accounts receivable	(186)	(11)
Prepaid expenses and other current assets	170	(264)
Other assets	4	(2)
Trade accounts payable and accrued expenses	438	392
Due to IDT Corporation	27	(226)
Deferred revenue	-	(7)
Net cash provided by operating activities	106	215
Investing activities
Capitalized software and technology development costs and purchase of equipment	(488)	(349)
Net cash used in investing activities	(488)	(349)
Financing activities
Proceeds from exercise of stock options	-	124
Net cash provided by financing activities	-	124
Effect of exchange rate changes on cash and cash equivalents	(35)	15
Net (decrease) increase in cash and cash equivalents	(417)	5
Cash and cash equivalents at beginning of period	4,580	5,978
Cash and cash equivalents at end of period	$4,163	$5,983

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